Exhibit 99.1

Radian Reports Third Quarter 2012 Financial Results

– Writes $10.6 billion of new MI business in the third quarter alone, compared to $9.0 billion written in the first nine months last year –

– Improved risk-to-capital ratio of 20.1:1 –

PHILADELPHIA--(BUSINESS WIRE)--November 1, 2012--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2012, of $14.3 million, or $0.11 per diluted share, which included combined losses from the change in fair value of derivatives and other financial instruments of $41.8 million and net gains on investments of $84.7 million. This compares to net income of $183.6 million, or $1.37 per diluted share, which included combined net gains from the change in fair value of derivatives and other financial instruments of $206.6 million and net gains on investments of $81.6 million, for the prior-year quarter. Book value per share at September 30, 2012, was $6.85.

“I am pleased with the strong progress we have made against our top priorities at Radian by writing new, high-quality mortgage insurance business and diligently managing our legacy risk,” said Chief Executive Officer S.A. Ibrahim. “In the third quarter, we successfully improved our risk-to-capital position and wrote more new business than we did throughout the first nine months of last year.”

Ibrahim continued, “Our new business volume coupled with the continued decline in our delinquent loan inventory has improved the credit composition of our mortgage insurance book and better positions Radian for a future return to profitability.”

CAPITAL AND LIQUIDITY UPDATE

  Radian Guaranty’s risk-to-capital ratio improved to 20.1:1 as of September 30, 2012, compared to 21.0:1 as of June 30, 2012, and 20.6:1 as of March 31, 2012.
    The improvement in the risk-to-capital ratio from June 30, 2012, was primarily driven by investment gains partially offset by a small level of operating losses.
    Radian expects to remain below a 25:1 risk-to-capital ratio for the remainder of 2012. Based on this and existing waivers of other risk-based capital requirements in certain states, Radian expects to continue to write all of its mortgage insurance business in Radian Guaranty, its principal mortgage insurance subsidiary, during this period.
    In order to proactively manage its risk-to-capital position, Radian Guaranty entered into a quota share reinsurance agreement earlier this year with a third-party reinsurance provider. Radian agreed to cede 20 percent of new insurance written beginning with the business written in the fourth quarter of 2011, which represented $1.4 billion of ceded risk in force as of September 30, 2012. In August, Radian and the reinsurer mutually agreed to increase the amount of mortgage insurance risk ceded under the agreement to approximately $1.6 billion and last week agreed to the terms of a new quota share arrangement with incremental ceded risk expected to range between $750 million and $2 billion. This new arrangement remains subject to Freddie Mac approval, as was the case with the previous agreement.
    As of September 30, 2012, Radian Guaranty’s statutory capital increased to $1.0 billion, compared to $923.5 million in the second quarter of 2012 and $919.9 million in the first quarter of 2012.

  Radian Group maintains approximately $330 million of currently available liquidity. There is approximately $80 million of the company’s outstanding debt due in February 2013.

THIRD QUARTER HIGHLIGHTS

  New mortgage insurance written (NIW) was $10.6 billion for the quarter, compared to $8.3 billion in the second quarter of 2012 and $4.1 billion in the prior-year quarter.
    The product mix of Radian’s NIW has continued the recent shift to an increased level of monthly premium business. Of the $25.4 billion in new business written in the first nine months of 2012, 66 percent was written with monthly premiums and 34 percent with single premiums. This compares to a mix of 61 percent monthly premiums and 39 percent single premiums in the first nine months of 2011.
    The Home Affordable Refinance Program (HARP) accounted for $2.7 billion of insurance not included in Radian Guaranty’s NIW total for the quarter. This compares to $2.4 billion in the second quarter of 2012 and $762.0 million in the prior-year quarter. As of September 30, 2012, approximately eight percent of the company’s total primary mortgage insurance risk in force had successfully completed a HARP refinance.
    NIW continued to consist of loans with excellent risk characteristics.
  The mortgage insurance provision for losses was $171.8 million in the third quarter of 2012, compared to $208.1 million in the second quarter and $276.6 million in the prior-year period. Mortgage insurance loss reserves were approximately $3.0 billion as of September 30, 2012, which was down from $3.2 billion as of June 30, 2012, and also as of September 30, 2011. First-lien reserves per primary default were $28,561 as of September 30, 2012, compared to $28,410 as of June 30, 2012, and $25,346 as of September 30, 2011.
  The total number of primary delinquent loans decreased by 4 percent in the third quarter from the second quarter of 2012, and by 14 percent from the third quarter of 2011. The primary mortgage insurance delinquency rate decreased to 12.6 percent in the third quarter of 2012, compared to 13.3 percent in the second quarter and 15.2 percent in the third quarter of 2011. The company’s primary risk in force on defaulted loans was $4.4 billion in the third quarter, compared to $4.6 billion in the second quarter and $5.2 billion in the third quarter of 2011.

  Total mortgage insurance claims paid were $272.4 million in the third quarter, compared to $263.4 million in the second quarter and $329.9 million in the third quarter of 2011. The company expects mortgage insurance net claims paid of approximately $250 million in the fourth quarter and $1.0 billion for the full-year 2012.
  Radian Asset Assurance Inc. continues to serve as an important source of capital support for Radian Guaranty and is expected to continue to provide Radian Guaranty with dividends over time.
    As of September 30, 2012, Radian Asset had approximately $1.1 billion in statutory surplus with an additional $700 million in claims-paying resources.
    Radian Asset has paid a total of $384 million in dividends to Radian Guaranty since 2008, and expects to pay another dividend of approximately $40 million in 2013.
    Since June 30, 2008, Radian Asset has successfully reduced its total net par exposure by 66 percent to $39 billion as of September 30, 2012, including large declines in the riskier segments of the portfolio.

CONFERENCE CALL

Radian will discuss these items in its conference call today, Thursday, November 1, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800-398-9386 inside the U.S., or 612-332-0523 for international callers, using passcode 267306 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800-475-6701 inside the U.S., or 320-365-3844 for international callers, passcode 267306.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Financial Results and Supplemental Information Contents (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Income
Exhibit B:	Condensed Consolidated Balance Sheets
Exhibit C:	Segment Information Quarter Ended September 30, 2012
Exhibit D:	Segment Information Quarter Ended September 30, 2011
Exhibit E:	Segment Information Nine Months Ended September 30, 2012
Exhibit F:	Segment Information Nine Months Ended September 30, 2011
Exhibit G:	Financial Guaranty Supplemental Information
Exhibit H:	Financial Guaranty Supplemental Information
Exhibit I:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit J:	Mortgage Insurance Supplemental Information
Insurance in Force and Risk in Force by Product
Exhibit K:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit L:	Mortgage Insurance Supplemental Information
Primary, Pool and Other Risk in Force
Exhibit M:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserves per Default
Exhibit N:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit O:	Mortgage Insurance Supplemental Information
Net Premiums Written and Earned, Captives, QSR and Persistency

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Income Exhibit A

	Quarter Ended September 30		Nine Months Ended September 30
(In thousands, except per-share data)	2012	2011	2012	2011

Revenues:
Net premiums written - insurance	$209,277	$178,287	$468,887	$513,814

Net premiums earned - insurance	$190,963	$179,655	$545,107	$571,612
Net investment income	25,635	38,763	91,225	124,826
Net gains on investments	84,659	81,640	178,537	163,311
Net impairment losses recognized in earnings	—	(20)	—	(31)
Change in fair value of derivative instruments	(41,056)	126,008	(146,937)	558,626
Net (losses) gains on other financial instruments	(740)	80,602	(80,454)	160,900
Gain on sale of affiliate	—	—	7,708	—
Other income	1,328	1,404	4,163	4,048
Total revenues	260,789	508,052	599,349	1,583,292

Expenses:
Provision for losses	176,352	249,598	653,374	940,537
Change in reserve for premium deficiency	966	(1,942)	1,505	(6,427)
Policy acquisition costs	12,927	11,449	51,778	39,967
Other operating expenses	50,429	45,240	140,776	137,413
Interest expense	12,520	14,094	39,249	47,197
Total expenses	253,194	318,439	886,682	1,158,687

Equity in net (loss) income of affiliates	—	—	(13)	65

Pretax income (loss)	7,595	189,613	(287,346)	424,670
Income tax (benefit) provision	(6,730)	6,045	(13,180)	981

Net income (loss)	$14,325	$183,568	$(274,166)	$423,689

Diluted net income (loss) per share (1)	$0.11	$1.37	$(2.07)	$3.16

(1) Weighted average shares outstanding (in thousands)

Weighted average common shares outstanding	132,521	132,364	132,530	132,366
Increase in weighted average shares-common stock equivalents-diluted basis	1,512	1,149	—	1,501
Weighted average shares outstanding	134,033	133,513	132,530	133,867

For Trend Information, refer to our Quarterly Financial Statistics on Radian’s (RDN) website.

Radian Group Inc. and Subsidiaries Condensed Consolidated Balance Sheets Exhibit B

	September 30	December 31	September 30
(In thousands, except per-share data)	2012	2011	2011

Assets:
Cash and investments	$5,291,795	$5,846,168	$5,936,586
Deferred policy acquisition costs	91,271	139,906	138,962
Deferred income taxes, net	15,975	15,975	19,244
Reinsurance recoverables	94,584	157,985	166,483
Derivative assets	14,857	17,212	20,315
Receivable for securities sold	52,438	18,702	504,584
Other assets	480,437	460,817	460,111
Total assets	$6,041,357	$6,656,765	$7,246,285

Liabilities and stockholders’ equity:
Unearned premiums	$614,455	$637,372	$628,400
Reserve for losses and loss adjustment expenses	3,119,597	3,310,902	3,260,556
Reserve for premium deficiency	5,149	3,644	4,309
Long-term debt	659,119	818,584	814,901
VIE debt	109,651	228,240	273,379
Derivative liabilities	267,323	126,006	188,921
Payable for securities purchased	45,583	46,368	532,451
Other liabilities	305,227	303,358	254,932
Total liabilities	5,126,104	5,474,474	5,957,849

Common stock	151	151	151
Additional paid-in capital	1,075,151	1,074,513	1,074,201
Retained (deficit) earnings	(177,939)	96,227	218,095
Accumulated other comprehensive income (loss)	17,890	11,400	(4,011)
Total common stockholders’ equity	915,253	1,182,291	1,288,436
Total liabilities and stockholders’ equity	$6,041,357	$6,656,765	$7,246,285

Book value per share	$6.85	$8.88	$9.67

Radian Group Inc. and Subsidiaries Segment Information Quarter Ended September 30, 2012 Exhibit C

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$209,890	$(613)	$209,277

Net premiums earned - insurance	$178,685	$12,278	$190,963
Net investment income	14,758	10,877	25,635
Net gains on investments	43,379	41,280	84,659
Net impairment losses recognized in earnings	—	—	—
Change in fair value of derivative instruments	(1)	(41,055)	(41,056)
Net (losses) gains on other financial instruments	(1,960)	1,220	(740)
Other income	1,280	48	1,328
Total revenues	236,141	24,648	260,789

Expenses:
Provision for losses	171,805	4,547	176,352
Change in reserve for premium deficiency	966	—	966
Policy acquisition costs	10,126	2,801	12,927
Other operating expenses	40,250	10,179	50,429
Interest expense	1,910	10,610	12,520
Total expenses	225,057	28,137	253,194

Equity in net loss of affiliates	—	—	—

Pretax income (loss)	11,084	(3,489)	7,595
Income tax (benefit) provision	(20,316)	13,586	(6,730)

Net income (loss)	$31,400	$(17,075)	$14,325

Cash and investments	$3,192,341	$2,099,454	$5,291,795
Deferred policy acquisition costs	39,148	52,123	91,271
Total assets	3,651,849	2,389,508	6,041,357
Unearned premiums	333,144	281,311	614,455
Reserve for losses and loss adjustment expenses	3,046,706	72,891	3,119,597
VIE debt	9,448	100,203	109,651
Derivative liabilities	—	267,323	267,323

Radian Group Inc. and Subsidiaries Segment Information Quarter Ended September 30, 2011 Exhibit D

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$178,215	$72	$178,287

Net premiums earned - insurance	$163,436	$16,219	$179,655
Net investment income	21,642	17,121	38,763
Net gains on investments	53,263	28,377	81,640
Net impairment losses recognized in earnings	(20)	—	(20)
Change in fair value of derivative instruments	200	125,808	126,008
Net gains on other financial instruments	2,486	78,116	80,602
Other income	1,357	47	1,404
Total revenues	242,364	265,688	508,052

Expenses:
Provision for losses	276,599	(27,001)	249,598
Change in reserve for premium deficiency	(1,942)	—	(1,942)
Policy acquisition costs	7,834	3,615	11,449
Other operating expenses	36,082	9,158	45,240
Interest expense	2,015	12,079	14,094
Total expenses	320,588	(2,149)	318,439

Equity in net income of affiliates	—	—	—

Pretax (loss) income	(78,224)	267,837	189,613
Income tax (benefit) provision	(36,033)	42,078	6,045

Net (loss) income	$(42,191)	$225,759	$183,568

Cash and investments	$3,176,860	$2,759,726	$5,936,586
Deferred policy acquisition costs	47,863	91,099	138,962
Total assets	3,731,978	3,514,307	7,246,285
Unearned premiums	206,477	421,923	628,400
Reserve for losses and loss adjustment expenses	3,214,854	45,702	3,260,556
VIE debt	31,164	242,215	273,379
Derivative liabilities	—	188,921	188,921

Radian Group Inc. and Subsidiaries Segment Information Nine Months Ended September 30, 2012 Exhibit E

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$589,261	$(120,374)	$468,887

Net premiums earned - insurance	$522,899	$22,208	$545,107
Net investment income	50,377	40,848	91,225
Net gains on investments	102,219	76,318	178,537
Net impairment losses recognized in earnings	—	—	—
Change in fair value of derivative instruments	(32)	(146,905)	(146,937)
Net losses on other financial instruments	(2,627)	(77,827)	(80,454)
Gain on sale of affiliate	—	7,708	7,708
Other income	3,928	235	4,163
Total revenues	676,764	(77,415)	599,349

Expenses:
Provision for losses	614,612	38,762	653,374
Change in reserve for premium deficiency	1,505	—	1,505
Policy acquisition costs	26,662	25,116	51,778
Other operating expenses	107,787	32,989	140,776
Interest expense	5,355	33,894	39,249
Total expenses	755,921	130,761	886,682

Equity in net loss of affiliates	—	(13)	(13)

Pretax loss	(79,157)	(208,189)	(287,346)
Income tax (benefit) provision	(42,324)	29,144	(13,180)

Net loss	$(36,833)	$(237,333)	$(274,166)

Radian Group Inc. and Subsidiaries Segment Information Nine Months Ended September 30, 2011 Exhibit F

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$523,255	$(9,441)	$513,814

Net premiums earned - insurance	$513,895	$57,717	$571,612
Net investment income	73,328	51,498	124,826
Net gains on investments	98,450	64,861	163,311
Net impairment losses recognized in earnings	(31)	—	(31)
Change in fair value of derivative instruments	64	558,562	558,626
Net gains on other financial instruments	4,321	156,579	160,900
Other income	3,881	167	4,048
Total revenues	693,908	889,384	1,583,292

Expenses:
Provision for losses	960,564	(20,027)	940,537
Change in reserve for premium deficiency	(6,427)	—	(6,427)
Policy acquisition costs	26,651	13,316	39,967
Other operating expenses	104,132	33,281	137,413
Interest expense	11,950	35,247	47,197
Total expenses	1,096,870	61,817	1,158,687

Equity in net income of affiliates	—	65	65

Pretax (loss) income	(402,962)	827,632	424,670
Income tax (benefit) provision	(27,158)	28,139	981

Net (loss) income	$(375,804)	$799,493	$423,689

Radian Group Inc. and Subsidiaries Financial Guaranty Supplemental Information Exhibit G

	Quarter Ended September 30			Nine Months Ended September 30
(In thousands)	2012		2011	2012	2011

Net Premiums Earned:
Public finance direct	$8,644		$9,708	$33,004	$29,124
Public finance reinsurance	5,350		5,238	10,942	21,304
Structured direct	242		399	870	1,781
Structured reinsurance	(1,958)		875	(342)	2,639
Trade credit reinsurance	—		(1)	(2)	40
Net Premiums Earned - insurance	12,278		16,219	44,472	54,888
Impact of commutations and reinsurance	—		—	(22,264)	2,829
Total Net Premiums Earned - insurance	$12,278		$16,219	$22,208	$57,717

Refundings included in earned premium	$7,322		$4,597	$26,029	$18,728

Net premiums earned - derivatives (1)	$7,169		$10,343	$23,041	$31,699

Claims paid	$26,593	(2)	$2,339	$28,873	$6,035

(1) Included in change in fair value of derivative instruments.
(2) Primarily represents the settlement of obligations related to our insured sovereign indebtedness to Greece.

The impact of the Assured Transaction for the Nine Months Ended September 30, 2012, was as follows:

(In millions)
Statement of Operations
Decrease in premiums written	$(119.8)
Decrease in premiums earned	$(22.2)
Increase in change in fair value of derivative instruments—gain	1.4
Gain on sale of affiliate	7.7
Increase in amortization of policy acquisition costs	(15.7)
Decrease in pre-tax income	$(28.8)

Balance Sheet
Decrease in:
Cash	$93.6
Deferred policy acquisition costs	26.2
Accounts and notes receivable	1.1
Derivative assets	0.6
Unearned premiums	71.6
Derivative liabilities	2.1
Increase in other assets	19.1

Radian Group Inc. and Subsidiaries Financial Guaranty Supplemental Information Exhibit H

	September 30		December 31	September 30
($ in thousands, except ratios)	2012		2011	2011

Statutory Information:

Capital and surplus	$1,139,842		$974,874	$1,038,290
Contingency reserve	290,877		421,406	431,715
Qualified statutory capital	1,430,719		1,396,280	1,470,005

Unearned premium reserve	275,172		448,669	469,956
Loss and loss expense reserve	(50,089)		161,287	13,026
Total statutory policyholders’ reserves	1,655,802		2,006,236	1,952,987

Present value of installment premiums	107,046		148,641	162,766
Total statutory claims paying resources	$1,762,848		$2,154,877	$2,115,753

Net debt service outstanding	$48,302,271		$88,202,630	$91,717,192

Capital leverage ratio (1)	34		63	62
Claims paying leverage ratio (2)	27		41	43

Net par outstanding by product:
Public finance direct	$10,288,776		$13,838,427	$14,530,364
Public finance reinsurance	5,590,189		19,097,057	19,789,862
Structured direct	22,360,606		34,760,869	35,939,194
Structured reinsurance	800,936		1,492,859	1,630,317
Total (3)	$39,040,507	(4)	$69,189,212	$71,889,737

(1)	The capital leverage ratio is derived by dividing net debt service outstanding by qualified statutory capital.
(2)	The claims paying leverage ratio is derived by dividing net debt service outstanding by total statutory claims paying resources.
(3)	Included in public finance net par outstanding is $0.9 billion, $1.4 billion and $1.6 billion at September 30, 2012,
December 31, 2011, and September 30, 2011, respectively, for legally defeased bond issues where our financial guaranty policy has not been extinguished but cash or securities have been deposited in an escrow account for the benefit of bondholders.
(4)	Reductions in par caused by the following: $15.6 billion in connection with the Assured Transaction, $10.2 billion in connection with the CDO terminations, and $1.2 billion in connection with the Commutation Transactions.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information Exhibit I

	Quarter Ended				Nine Months Ended
	September 30				September 30
	2012		2011		2012		2011
($ in millions)	$	%	$	%	$	%	$	%
Primary new insurance written
Prime	$10,594	100.0%	$4,104	99.9%	$25,384	99.9%	$8,967	99.9%
Alt-A	1	—	—	—	2	—	—	—
A minus and below	3	—	3	0.1	12	0.1	6	0.1
Total Flow	$10,598	100.0%	$4,107	100.0%	$25,398	100.0%	$8,973	100.0%

Total primary new insurance written by FICO score
>=740	$8,067	76.1%	$3,164	77.0%	$19,313	76.0%	$7,091	79.0%
680-739	2,259	21.3	892	21.7	5,475	21.6	1,828	20.4
620-679	272	2.6	51	1.3	610	2.4	54	0.6
Total Flow	$10,598	100.0%	$4,107	100.0%	$25,398	100.0%	$8,973	100.0%

Percentage of primary new insurance written
Monthly premiums	66%		56%		66%		61%
Single premiums	34%		44%		34%		39%
Refinances	35%		28%		38%		34%
LTV
95.01% and above	1.3%		2.2%		1.4%		1.7%
90.01% to 95.00%	42.5%		38.0%		41.5%		35.3%
ARMS
Less than 5 years	<1%		<1%		<1%		<1%
5 years and longer	1.7%		6.0%		2.2%		5.9%

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information Exhibit J

	September 30		September 30
	2012		2011
($ in millions)	$	%	$	%
Primary insurance in force
Flow	$123,438	91.4%	$111,493	89.5%
Structured	11,622	8.6	13,143	10.5
Total Primary	$135,060	100.0%	$124,636	100.0%

Prime	$117,509	87.0%	$104,185	83.6%
Alt-A	10,883	8.1	12,775	10.2
A minus and below	6,668	4.9	7,676	6.2
Total Primary	$135,060	100.0%	$124,636	100.0%

Primary risk in force
Flow	$30,480	92.3%	$27,473	90.7%
Structured	2,540	7.7	2,825	9.3
Total Primary	$33,020	100.0%	$30,298	100.0%

Flow
Prime	$27,372	89.8%	$23,813	86.7%
Alt-A	1,928	6.3	2,275	8.3
A minus and below	1,180	3.9	1,385	5.0
Total Flow	$30,480	100.0%	$27,473	100.0%

Structured
Prime	$1,482	58.3%	$1,651	58.4%
Alt-A	571	22.5	641	22.7
A minus and below	487	19.2	533	18.9
Total Structured	$2,540	100.0%	$2,825	100.0%

Total
Prime	$28,854	87.4%	$25,464	84.1%
Alt-A	2,499	7.6	2,916	9.6
A minus and below	1,667	5.0	1,918	6.3
Total Primary	$33,020	100.0%	$30,298	100.0%

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information Exhibit K

	September 30		September 30
	2012		2011
($ in millions)	$	%	$	%
Total primary risk in force by FICO score
Flow
>=740	$15,141	49.7%	$11,566	42.1%
680-739	9,449	31.0	9,213	33.5
620-679	5,022	16.5	5,671	20.7
<=619	868	2.8	1,023	3.7
Total Flow	$30,480	100.0%	$27,473	100.0%

Structured
>=740	$674	26.5%	$752	26.6%
680-739	736	29.0	822	29.1
620-679	678	26.7	756	26.8
<=619	452	17.8	495	17.5
Total Structured	$2,540	100.0%	$2,825	100.0%

Total
>=740	$15,815	47.9%	$12,318	40.7%
680-739	10,185	30.8	10,035	33.1
620-679	5,700	17.3	6,427	21.2
<=619	1,320	4.0	1,518	5.0
Total Primary	$33,020	100.0%	$30,298	100.0%

Total primary risk in force by LTV
85.00% and below	$3,092	9.3%	$2,731	9.0%
85.01% to 90.00%	12,679	38.4	11,717	38.7
90.01% to 95.00%	12,473	37.8	10,390	34.3
95.01% and above	4,776	14.5	5,460	18.0
Total	$33,020	100.0%	$30,298	100.0%

Total primary risk in force by policy year
2005 and prior	$5,947	18.0%	$7,207	23.8%
2006	2,827	8.6	3,276	10.8
2007	6,239	18.9	7,175	23.7
2008	4,715	14.3	5,376	17.7
2009	2,200	6.7	2,812	9.3
2010	1,887	5.7	2,354	7.8
2011	3,181	9.6	2,098	6.9
2012	6,024	18.2	—	—
Total	$33,020	100.0%	$30,298	100.0%

Primary risk in force on defaulted loans	$4,417		$5,210

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information Exhibit L

	September 30			September 30
	2012			2011
($ in millions)	$		%	$	%

Percentage of primary risk in force
Refinances	31%			31%
ARMS
Less than 5 years	4%			5%
5 years and longer	5%			7%

Pool risk in force
Prime	$1,432		76.8%	$1,652	76.6%
Alt-A	108		5.8	126	5.9
A minus and below	324		17.4	378	17.5
Total	$1,864		100.0%	$2,156	100.0%

Total pool risk in force by policy year
2005 and prior	$1,684		90.3%	$1,877	87.1%
2006	79		4.2	113	5.2
2007	89		4.8	134	6.2
2008	12		0.7	32	1.5
Total pool risk in force	$1,864		100.0%	$2,156	100.0%

Other risk in force
Second-lien
1st loss	$85			$107
2nd loss	23			31
NIMS	14			38
1st loss-Hong Kong primary mortgage insurance	45			72
Total other risk in force	$167			$248

Risk to capital ratio-Radian Guaranty only	20.1:1	(1)		21.4:1

(1) Preliminary

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information Exhibit M

	Quarter Ended		Nine Months Ended
	September 30		September 30
($ in thousands)	2012	2011	2012	2011

Net claims paid
Prime	$169,641	$180,523	$467,093	$644,738
Alt-A	45,058	57,244	121,970	220,514
A minus and below	28,042	37,015	85,234	134,394
Total primary claims paid	242,741	274,782	674,297	999,646
Pool	26,546	52,771	71,846	145,470
Second-lien and other	3,111	2,342	8,043	8,961
Subtotal	272,398	329,895	754,186	1,154,077
Impact of first-lien terminations	—	—	—	38,198
Impact of captive terminations	—	—	(148)	(1,166)
Impact of second-lien terminations	—	—	—	16,550
Total	$272,398	$329,895	$754,038	$1,207,659

Average claim paid (1)
Prime	$48.0	$51.3	$48.6	$49.6
Alt-A	59.9	61.8	58.6	61.1
A minus and below	38.1	43.1	38.0	40.1
Total primary average claims paid	48.4	51.8	47.9	50.1
Pool	66.2	79.8	66.6	77.1
Second-lien and other	29.6	25.7	27.5	28.0
Total	$49.3	$54.4	$48.8	$52.1

Average primary claim paid (2) (3)	$50.8	$55.8	$50.5	$55.1
Average total claim paid (2) (3)	$51.5	$57.9	$51.2	$56.5

Loss ratio - GAAP basis	96.1%	169.2%	117.5%	186.9%
Expense ratio - GAAP basis	28.2%	26.9%	25.7%	25.4%
	124.3%	196.1%	143.2%	212.3%

Reserve for losses by category
Prime	$1,693,579	$1,655,992
Alt-A	570,055	622,568
A minus and below	355,018	368,034
Reinsurance recoverable (4)	89,801	160,233
Total primary reserves	2,708,453	2,806,827
Pool insurance	327,020	397,919
Total 1st lien reserves	3,035,473	3,204,746
Second lien	8,203	10,074
Other	3,030	34
Total reserves	$3,046,706	$3,214,854

1st lien reserve per default (5)
Primary reserve per primary default	$28,561	$25,346
Primary reserve per default excluding IBNR	26,100	24,436
Pool reserve per pool default (6)	17,538	15,325
Total 1st lien reserve per default	26,750	23,443

(1)	Calculated net of reinsurance recoveries and without giving effect to the impact of first-lien, second-lien and captive terminations.
(2)	Calculated without giving effect to the impact of terminations of captive reinsurance and first- and second-lien transactions.
(3)	Before reinsurance recoveries.
(4)	Represents ceded losses on captive transactions and Smart Home.
(5)	Calculated as total reserves divided by total defaults.
(6)	If calculated before giving effect to deductibles and stop losses in pool transactions, the pool reserve per default at September 30,
2012 and 2011, would be $27,842 and $26,513, respectively.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information Exhibit N

	September 30	December 31	September 30
	2012	2011	2011
Default Statistics
Primary Insurance:

Flow
Prime
Number of insured loans	608,765	569,190	563,226
Number of loans in default	55,859	65,238	64,426
Percentage of loans in default	9.18%	11.46%	11.44%

Alt-A
Number of insured loans	39,274	44,355	45,818
Number of loans in default	12,254	14,481	14,832
Percentage of loans in default	31.20%	32.65%	32.37%

A minus and below
Number of insured loans	36,347	40,884	42,246
Number of loans in default	11,273	13,560	13,749
Percentage of loans in default	31.01%	33.17%	32.55%

Total Flow
Number of insured loans	684,386	654,429	651,290
Number of loans in default	79,386	93,279	93,007
Percentage of loans in default	11.60%	14.25%	14.28%

Structured
Prime
Number of insured loans	38,427	41,248	42,249
Number of loans in default	5,510	6,308	6,229
Percentage of loans in default	14.34%	15.29%	14.74%

Alt-A
Number of insured loans	16,893	18,484	18,990
Number of loans in default	4,809	5,563	5,745
Percentage of loans in default	28.47%	30.10%	30.25%

A minus and below
Number of insured loans	14,505	15,477	15,807
Number of loans in default	5,126	5,711	5,759
Percentage of loans in default	35.34%	36.90%	36.43%

Total Structured
Number of insured loans	69,825	75,209	77,046
Number of loans in default	15,445	17,582	17,733
Percentage of loans in default	22.12%	23.38%	23.02%

Total Primary Insurance
Prime
Number of insured loans	647,192	610,438	605,475
Number of loans in default	61,369	71,546	70,655
Percentage of loans in default	9.48%	11.72%	11.67%

Alt-A
Number of insured loans	56,167	62,839	64,808
Number of loans in default	17,063	20,044	20,577
Percentage of loans in default	30.38%	31.90%	31.75%

A minus and below
Number of insured loans	50,852	56,361	58,053
Number of loans in default	16,399	19,271	19,508
Percentage of loans in default	32.25%	34.19%	33.60%

Total Primary
Number of insured loans	754,211	729,638	728,336
Number of loans in default	94,831	110,861	110,740
Percentage of loans in default	12.57%	15.19%	15.20%

Pool insurance
Number of loans in default	18,646	21,685	25,966

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information Exhibit O

	Quarter Ended		Nine Months Ended
	September 30		September 30
($ in thousands)	2012	2011	2012	2011

Net Premiums Written
Primary and Pool Insurance	$209,445	$177,642	$587,762	$521,455
Second-lien	452	565	1,445	1,777
International	(7)	8	54	23
Total Net Premiums Written - Insurance	$209,890	$178,215	$589,261	$523,255

Net Premiums Earned
Primary and Pool Insurance	$177,929	$161,779	$520,308	$507,636
Second-lien	452	565	1,445	1,777
International	304	1,092	1,146	4,482
Total Net Premiums Earned - Insurance	$178,685	$163,436	$522,899	$513,895

1st Lien Captives
Premiums ceded to captives	$5,327	$7,068	$18,045	$21,921
% of total premiums	2.8%	4.1%	3.3%	4.1%
IIF included in captives (1)	7.1%	9.5%
RIF included in captives (1)	6.9%	9.3%

Quota Share Reinsurance ("QSR")
QSR ceded premiums written	$16,378		$41,855
% of premiums written	7.1%		6.5%
QSR ceded premiums earned	$5,291		$8,389
% of premiums earned	2.8%		1.5%
Ceding commissions	$4,095		$10,464
RIF included in QSR (2)	$1,408,078

Persistency (twelve months ended September 30)	82.7%	85.0%
(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  Losses in our mortgage insurance and financial guaranty businesses have reduced Radian Guaranty’s statutory surplus and increased Radian Guaranty’s risk-to-capital ratio; additional losses in these businesses, without a corresponding increase in new capital or capital relief, would further negatively impact this ratio, which could limit Radian Guaranty’s ability to write new insurance and increase restrictions and requirements placed on Radian Guaranty.

We and our insurance subsidiaries are subject to comprehensive, detailed regulation by the insurance departments in the states where our insurance subsidiaries are licensed to transact business. These regulations are principally designed for the protection of our insured policyholders rather than for the benefit of investors. Insurance laws vary from state to state, but generally grant broad supervisory powers to state agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including the power to revoke or restrict an insurance company’s ability to write new business.

The GSEs and state insurance regulators impose various capital requirements on our insurance subsidiaries. These include risk-to-capital ratios, risk-based capital measures and surplus requirements that potentially limit the amount of insurance that each of our insurance subsidiaries may write. The GSEs and our state insurance regulators also possess significant discretion with respect to our insurance subsidiaries. Our failure to maintain adequate levels of capital, among other things, could lead to intervention by the various insurance regulatory authorities or the GSEs, which could materially and adversely affect our business, business prospects and financial condition.

Under state insurance regulations, Radian Guaranty is required to maintain minimum surplus levels and, in certain states, a minimum amount of statutory capital relative to the level of risk in force, or “risk-to-capital.” Sixteen states (the risk-based capital or “RBC States”) currently impose a statutory risk-based capital requirement (the “Statutory RBC Requirement”), the most common of which requires that a mortgage insurer’s risk-to-capital ratio not exceed 25 to 1. In some of the RBC States (the “MPP States”), Radian Guaranty is required to maintain a minimum policyholder position (the “MPP Requirement”). Unless an RBC State grants a waiver or other form of relief, if a mortgage insurer is not in compliance with the Statutory RBC Requirement of an RBC State, it may be prohibited from writing new mortgage insurance business in that state. Radian Guaranty’s domiciliary state, Pennsylvania, is not one of the RBC States. In 2011, and during the nine months ended September 30, 2012, the RBC States accounted for approximately 50.5% and 54.7%, respectively, of Radian Guaranty’s total primary new insurance written.

As a result of ongoing losses, Radian Guaranty’s risk-to-capital ratio has increased to 20.1 to 1 as of September 30, 2012. The ultimate amount of losses we incur and the timing of these losses will depend, in part, on general economic conditions and other factors, including the health of credit markets, home prices and unemployment rates, all of which are difficult to predict and beyond our control. Based on our current projections, we expect Radian Guaranty’s risk-to-capital ratio to continue to increase. Absent any further risk-to-capital support, we expect Radian Guaranty to exceed the 25 to 1 risk-to-capital ratio requirement during 2013 and the MPP Requirement in two states as early as of the end of 2012. Each of the MPP States has issued to Radian Guaranty a waiver of its MPP Requirement, subject to certain conditions discussed below.

Our mortgage insurance incurred losses are driven primarily by new mortgage insurance defaults and adverse development in the assumptions used to determine our loss reserves. Establishing loss reserves in our businesses requires significant judgment by management with respect to the likelihood, magnitude and timing of anticipated losses. This judgment has been made more difficult in the current period of prolonged economic uncertainty. Our estimate of the percentage of defaults that ultimately will result in a paid claim (the “default to claim rate”) is a significant assumption in our reserving methodology. Our assumed aggregate weighted average default to claim rate (which incorporates the expected impact of rescissions and denials) was approximately 43% for 2011 and 46% as of September 30, 2012. Assuming all other factors remain constant, for each 1% increase in our aggregate weighted average default to claim rate as of September 30, 2012, incurred losses would increase by approximately $56 million. Radian Guaranty’s statutory capital would be reduced by the after-tax impact of these incurred losses. Our level of incurred losses is also dependent on our estimate of anticipated rescissions and denials, including our estimate of the likely number of successful challenges to previously rescinded policies or claim denials, among other assumptions. If the actual losses we ultimately realize are in excess of the loss estimates we use in establishing loss reserves, we may be required to take unexpected charges to income, which could adversely affect our statutory capital position and increase Radian Guaranty’s risk-to-capital ratio.

If Radian Guaranty is not in compliance with a state’s applicable Statutory RBC Requirement, it may be prohibited from writing new business in that state until it is back in compliance or it receives a waiver of or similar relief from the requirement from the applicable state insurance regulator, as discussed in more detail below. In those states that do not have a Statutory RBC Requirement, it is not clear what actions the applicable state regulators would take if a mortgage insurer fails to meet the Statutory RBC Requirement established by another state. Accordingly, if Radian Guaranty fails to meet the Statutory RBC Requirement in one or more states, it could be required to suspend writing business in some or all of the states in which it does business. In addition, the GSEs and our mortgage lending customers may decide not to conduct new business with Radian Guaranty (or may reduce current business levels) or impose restrictions on Radian Guaranty while its risk-to-capital ratio remained at elevated levels. The franchise value of our mortgage insurance business would likely be significantly diminished if we were prohibited from writing new business or restricted in the amount of new business we could write in one or more states.

Radian Guaranty’s risk-to-capital position also is dependent on the performance of our financial guaranty portfolio. During the third quarter of 2008, we contributed our ownership interest in Radian Asset Assurance to Radian Guaranty. While this reorganization provided Radian Guaranty with substantial regulatory capital and dividends, it also makes the capital adequacy of our mortgage insurance business dependent, to a significant degree, on the successful run-off of our financial guaranty business. Any decrease in the capital support from our financial guaranty business would therefore have a negative impact on Radian Guaranty’s risk-to-capital position and its ability to remain in compliance with the Statutory RBC Requirements. If our financial guaranty portfolio performs worse than anticipated, including if we are required to establish (or increase) statutory reserves on defaulted obligations that we have insured, or if we make net commutation payments to terminate insured financial guaranty obligations in excess of the then established statutory reserves for such obligations, the statutory capital of Radian Guaranty also would be negatively impacted.

We actively manage Radian Guaranty’s risk-to-capital position in various ways, including: (1) through internal and external reinsurance arrangements; (2) by seeking opportunities to reduce our risk exposure through commutations or other negotiated transactions; (3) by contributing additional capital from Radian Group to our mortgage insurance subsidiaries; and (4) by realizing gains in our investment portfolio through open market sales of securities. Radian Group had unrestricted cash and liquid investments of $368.3 million as of September 30, 2012, which amount includes approximately $38.7 million of future expected corporate expenses and interest payments that have been accrued for and paid by certain subsidiaries to Radian Group as of that date. Radian Group currently has $79.4 million of outstanding debt that will come due in February 2013 and an additional $250 million of outstanding debt due in 2015. Our remaining available liquidity may be used to further support Radian Guaranty’s risk-to-capital position. Depending on the extent of our future statutory incurred losses in our mortgage insurance subsidiaries and in Radian Asset Assurance, as well as the level of new insurance written and other factors, the amount of capital contributions required for Radian Guaranty to remain in compliance with the Statutory RBC Requirements could be substantial and could exceed amounts available at Radian Group.

Our ability to continue to reduce Radian Guaranty’s risk through affiliated reinsurance arrangements may be limited. These arrangements are subject to regulation by state insurance regulators who could decide to limit, or require the termination of, such arrangements. In addition, certain of these affiliated reinsurance companies currently are operating at or near minimum capital levels and have required, and may continue to require, additional capital contributions from Radian Group in the future. One of these affiliated insurance companies, which provides reinsurance to Radian Guaranty for coverage in excess of 25% of certain loans insured by Radian Guaranty, is a sister company of Radian Guaranty, and therefore, any contributions to this insurer would not be consolidated with Radian Guaranty’s capital for purposes of calculating Radian Guaranty’s risk-to-capital position. In addition, we must obtain prior approval from one or both of the GSEs to enter into new, or to modify existing, reinsurance arrangements. If we are limited in, or prohibited from, using reinsurance arrangements to reduce Radian Guaranty’s risk, it would adversely affect Radian Guaranty’s risk-to-capital position.

In order to maximize our financial flexibility, we have applied for waivers or similar relief for Radian Guaranty in each of the RBC States. Of the 16 RBC states, New York does not possess the regulatory authority to grant waivers and Iowa, Kansas and Ohio have declined to grant waivers to Radian Guaranty. In addition, Oregon has indicated that it will not consider our waiver application until such time that Radian Guaranty has exceeded its Statutory RBC Requirement. Of the remaining 11 RBC States, Radian Guaranty has received waivers or similar relief from the following ten states: Illinois, Kentucky, Wisconsin, Arizona, Missouri, New Jersey, North Carolina, California, Florida and Texas. Certain of these waivers contain conditions, including requirements that Radian Guaranty’s risk-to-capital ratio may not exceed a revised maximum ratio, ranging from 30 to 1 up to 35 to 1. Radian Guaranty has one remaining application that is pending in Idaho. There can be no assurance that: (1) Radian Guaranty will be granted a waiver in Idaho or Oregon, the remaining RBC States; (2) for any waiver granted, such regulator will not revoke or terminate the waiver, which the regulator generally has the authority to do at any time; (3) for any waiver granted, it will be renewed or extended after its original expiration date, which in the case of four of these waivers is December 31, 2012; or (4) additional requirements will not be imposed as a condition to such waivers or their renewal or extension and, if so, whether we will be able to comply with such conditions.

In addition to filing for waivers in the RBC States, we intend to write new first-lien mortgage insurance business in Radian Mortgage Assurance Inc. (“RMAI”) in any RBC State that does not permit Radian Guaranty to continue writing insurance while it is out of compliance with applicable Statutory RBC Requirements. RMAI is a wholly-owned subsidiary of Radian Guaranty and is licensed to write mortgage insurance in each of the fifty states and the District of Columbia. In February 2012, RMAI received approval from Fannie Mae to write new mortgage insurance business in any RBC State where Radian Guaranty would be prohibited from writing new business if it were not in compliance with the state’s Statutory RBC Requirement without a waiver or other similar relief (the “Fannie Mae Approval”). Also in February 2012, Freddie Mac approved RMAI (the “Freddie Mac Approval” and together with the Fannie Mae Approval, the “GSE Approvals”) to write business in those RBC States for which we have been denied a waiver (New York, Ohio, Iowa, Kansas and Oregon, subject to our filing for a waiver in Oregon upon breach of the Statutory RBC Requirement in that state). Because our application for a waiver is pending in Idaho, Freddie Mac has not yet authorized RMAI to write business in that state.

These approvals are temporary (the Fannie Mae Approval expires on December 31, 2013, and the Freddie Mac Approval expires on December 31, 2012) and are conditioned upon our compliance with a broad range of conditions and restrictions, including without limitation, minimum capital and liquidity requirements, a maximum risk-to-capital ratio of 20 to 1 for RMAI, restrictions on the payment of dividends and restrictions on affiliate transactions involving Radian Guaranty or RMAI. Under the GSE approvals, Radian Group is also required to contribute $50 million of additional capital to RMAI (which may be made on or before February 27, 2013 under the current terms of the Fannie Mae Approval) if Radian Guaranty’s risk-to-capital ratio exceeds applicable Statutory RBC Requirements. There can be no assurance that: (1) we will be able to comply with the conditions imposed by the GSEs’ approval for RMAI; (2) the GSEs will not revoke or terminate their approvals, which they generally have the authority to do at any time; (3) the approvals will be renewed or extended after their original expiration dates; or (4) additional requirements will not be imposed as a condition to such on-going approvals, including their renewal or extension.

The GSE Approvals are limited to the RBC States. It is possible that if Radian Guaranty were not able to comply with the Statutory RBC Requirements of one or more states, the insurance regulatory authorities in states other than the RBC States could prevent Radian Guaranty from continuing to write new business in such states. If this were to occur, we would need to seek approval from the GSEs to expand the scope of their approvals to allow RMAI to write business in states other than the RBC States.

Our existing capital resources may not be sufficient to successfully manage Radian Guaranty’s risk-to-capital ratio. Our ability to utilize waivers and RMAI to continue to write business if our risk to capital position is not in compliance with Statutory RBC Requirements is subject to conditions that we may be unable to satisfy. As a result, even if we are successful in implementing this strategy, additional capital contributions or other risk-to-capital support or relief could be necessary, which we may not have the ability to provide. Further, regardless of the waivers and the GSEs’ approval of RMAI, we may choose to use our existing capital at Radian Group to maintain compliance with the Statutory RBC Requirements. Depending on the extent of our future incurred losses along with other factors, the amount of capital contributions that may be required to maintain compliance with the Statutory RBC Requirements could be significant and could exceed all of our remaining available capital. In the event we contribute a significant amount of Radian Group’s available capital to Radian Guaranty and RMAI, our financial flexibility would be significantly reduced, making it more difficult for Radian Group to meet its obligations in the future, including future principal payments on our outstanding debt.

Other risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements include the following:

  changes in general economic and political conditions, including high unemployment rates and continued weakness in the U.S. housing and mortgage credit markets, the U.S. economy reentering a recessionary period, a significant downturn in the global economy, a lack of meaningful liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, each of which may be accelerated or intensified by, among other things, legislative activity or inactivity or further actual or threatened downgrades of U.S. credit ratings;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of developments in the private mortgage insurance and financial guaranty industries in which certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;
  catastrophic events or economic changes in geographic regions, including governments and municipalities, where our mortgage insurance exposure is more concentrated or where we have financial guaranty exposure;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs, including in particular, the repayment of our long-term debt and additional capital contributions that may be required to support our mortgage insurance business;
  a further reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, and general reduced housing demand in the U.S., which may be further exacerbated by regulations impacting home mortgage originations, including the risk retention requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);
  the potential adverse impact on the mortgage origination market and private mortgage insurers due to increases in capital requirements for banks and bank holding companies for mortgage loans under proposed interagency rules to implement the third Basel Capital Accord (“Basel III”), including in particular, the possibility that loans insured by the Federal Housing Administration (“FHA”) will receive a more advantageous capital treatment than loans with private mortgage insurance;

  our ability to maintain an adequate risk-to-capital position and surplus requirements in our mortgage insurance business, including if necessary, our ability to write new mortgage insurance while maintaining a capital position that is in excess of risk-based capital limitations imposed in certain states, either through waivers of these limitations or through use of another mortgage insurance subsidiary, and the possibility that state regulators could pursue regulatory actions or proceedings, including possible supervisory or receivership actions, against Radian Guaranty Inc. (“Radian Guaranty”), in the event Radian Guaranty’s risk-to-capital position exceeds levels that are acceptable to such regulators;
  our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;
  the ability of our primary insurance customers in our financial guaranty reinsurance business to provide appropriate surveillance and to mitigate losses adequately with respect to our assumed insurance portfolio;
  a more rapid than expected decrease in the level of insurance rescissions and claim denials from the current elevated levels, which have reduced our paid losses and resulted in a significant reduction in our loss reserves, including a decrease in rescissions or denials resulting from an increase in the number of successful challenges to previously rescinded policies or claim denials, or caused by the government-sponsored entities (“GSEs”) intervening in mortgage insurers’ loss mitigation practices, including settlements of disputes;
  the negative impact our insurance rescissions and claim denials or claim curtailments may have on our relationships with customers and potential customers, including the potential loss of business and the heightened risk of disputes and litigation;
  the need, in the event that we are unsuccessful in defending our rescissions, denials or claim curtailments, to increase our loss reserves for, and reassume risk on, rescinded or denied loans, and to pay additional claims, including amounts previously curtailed;
  any disruption in the servicing of mortgages covered by our insurance policies and poor servicer performance;
  adverse changes in the severity or frequency of losses associated with certain products that we formerly offered (and which remain in our insured portfolio) that are riskier than traditional mortgage insurance or financial guaranty insurance policies;
  a decrease in persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income without a corresponding decrease in incurred losses;
  an increase in the risk profile of our existing mortgage insurance portfolio due to the refinancing of existing mortgage loans for only the most qualified borrowers in the current mortgage and housing market;
  changes in the criteria for assigning credit or similar ratings, further downgrades or threatened downgrades of, or other ratings actions with respect to, our credit ratings or the ratings assigned to any of our rated insurance subsidiaries at any time, including in particular, the credit ratings of Radian Group Inc. (“Radian Group”) and the financial strength ratings assigned to Radian Guaranty;
  heightened competition for our mortgage insurance business from others such as the FHA, the Department of Veterans Affairs (“VA”) and other private mortgage insurers (in particular, the FHA and those private mortgage insurers that have been assigned higher ratings than we have, that may have access to greater amounts of capital than we do, or that are new entrants to the industry and are therefore not burdened by legacy obligations);
  changes in the charters or business practices of, or rules or regulations applicable to, Federal National Mortgage Association (“Fannie Mae”) and Freddie Mac, the largest purchasers of mortgage loans that we insure, and our ability to remain an eligible provider to both Fannie Mae and Freddie Mac;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;

  the effect of the Dodd-Frank Act on the financial services industry in general and on our mortgage insurance and financial guaranty businesses in particular, including whether and to what extent loans with mortgage insurance are considered “qualified residential mortgages” for purposes of the Dodd-Frank Act securitization provisions or “qualified mortgages” for purposes of the ability to repay provisions of the Dodd-Frank Act, and the possibility that the ultimate definitions of “qualified residential mortgages” and “qualified mortgages” could reduce the size of the mortgage market and potentially reduce the number of insurable loans;
  the application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the resolution of existing, or the possibility of additional, lawsuits or investigations; and (ii) legislative and regulatory changes (a) impacting the demand for private mortgage insurance, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) impacting our existing financial guaranty portfolio;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses or premium deficiencies for our mortgage insurance business, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these instruments;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments;
  our ability to realize the tax benefits associated with our gross deferred tax assets, which will depend on our ability to generate sufficient sustainable taxable income in future periods;
  changes in accounting principles, rules and guidance, or their interpretation; and
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2011, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz